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Paul Wagman or Barry Murov
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FOR IMMEDIATE RELEASE

TAYLOR NOMINATED TO ANHEUSER-BUSCH COMPANIES BOARD

     St. Louis, Mo., March 14, 1995 - Andrew C. Taylor, chief executive officer of Enterprise Rent-A-Car Company, has been nominated to the board of Anheuser-Busch Companies, Inc.

     "Mr. Taylor's broad business knowledge, coupled with his familiarity with consumer marketing, will be extremely valuable assets to our board," August A. Busch III, chairman of the board and president of Anheuser-Busch Companies, Inc., said. "We are very pleased that he has agreed to be nominated."

     Mr. Taylor, 47, joined Enterprise Rent-A-Car in 1973, filling positions of increasing importance until being named president and chief operating officer in 1980. He was appointed to his current position in 1991. With more than 1,800 offices and 18,000 employees, Enterprise operates one of the largest fleets of rental vehicles in the United States.

     Mr. Taylor was awarded a bachelor's degree in Business Administration from the University of Denver in 1970. He then was hired as an administrative assistant with RLM Leasing in San Francisco, an affiliate of the Ford Motor Co., prior to joining Enterprise.
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     Mr. Taylor currently serves as a director of Commerce
Bancshares and of General American Life Insurance Co., as a trustee of the Missouri Botanical Garden and Washington University, and as vice chairman of the United Way Campaign of St. Louis. He is a former trustee of the St. Louis Science Center and of the John Burroughs School, and former trustee and treasurer of KETC Channel Nine, St. Louis' public television station.

     Mr. Taylor's nomination will be voted on at the annual meeting of shareholders of Anheuser-Busch Companies, Inc., on April 26 in Williamsburg, Virginia. He has been nominated to fill the seat currently occupied by Richard T. Baker, 77, former chairman of Ernst & Ernst (now Ernst & Young), who is retiring from the board.
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